Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors

Endavo Media and Communications, Inc.:


We consent to the incorporation by reference in the registration statement of Endavo Media and Communications, Inc. on Form S-8 (File No. 333-119586) filed on October 7, 2004 of our report dated April 9, 2005, on the consolidated balance sheets of Endavo Media and Communications, Inc. as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the year then ended, which report appears in Endavo Media and Communications, Inc.'s Annual Report on Form 10-KSB.


/s/  Hein & Associates LLP
-----------------------------
     Hein & Associates LLP


Phoenix, Arizona

April 9, 2005